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                                                                    Exhibit 99.1
                                                                    ------------



PENTON MEDIA REPORTS FIRST QUARTER RESULTS

     CLEVELAND, OH --April 20, 1999--Penton Media, Inc. (NYSE:PME) today announced revenues of $58.3 million for the first quarter ended March 31, 1999, an 11.0% increase over revenues of $52.5 million in the same period last year. The revenue improvement was related to recent acquisitions in the Company's Media Services segment, which publishes specialized business publications and produces trade shows and conferences.
     The Media Services segment accounted for 90.0% of total revenues for the quarter. Revenues for the segment increased 12.6% over the first quarter of last year. Publishing revenues grew 5.0% to $45.3 million. Trade shows and conferences revenues were $7.2 million, a 106.8% increase compared with $3.5 million in the same year-ago period.
     EBITDA (earnings before interest, taxes, depreciation and amortization) of $4.9 million for the quarter represented a 26.4% decrease compared with EBITDA of $6.7 million in the same 1998 quarter. EBITDA margin was 8.4% for the quarter compared with 12.8% in the same period last year. The declines were primarily attributable to period costs associated with trade shows and conferences serving the Internet industry, which Penton acquired in November 1998. The revenues for these shows and conferences are not recorded until the events are held later in the year.
     The Company reported a net loss for the quarter of $2.8 million, or a loss of $0.12 per share, compared with net income of $2.3 million, or $0.11 per share, in the first quarter of 1998. The lower net income was primarily attributable to period costs associated with the recently acquired Internet trade shows and conferences, and increased interest and amortization expense compared with last year. The interest and amortization increases were related to acquisitions completed in 1997 and 1998. The amortization increase also was due to the shortening of the period over which the Company amortizes goodwill arising from trade show acquisitions, which the Company reported in last quarter's earnings release.
     "We finished the quarter in line with our expectations," said Thomas L. Kemp, Penton's chief executive officer. "As we have indicated in the past, our expanded trade show portfolio has altered the seasonality of our business because of the concentration of shows in the second and fourth quarters. Accordingly, going forward, we expect those quarters to be our strongest revenue and profit periods, coinciding with the timing of our largest trade shows."
     On April 19, 1999, the Company filed an amended registration statement with the Securities and Exchange Commission with respect to an offering of 6,250,000 shares of Penton common stock on behalf of the Company and 1,528,000 shares being offered by certain selling shareholders. The offering is being made through an underwriting group led by Donaldson, Lufkin & Jenrette and Salomon Smith Barney Inc. as joint book-running managers, and Bear, Stearns & Co. Inc. and Merrill
Lynch & Co. as co-managers.
     Penton Media, Inc. is a leading business media company that publishes magazines and electronic information products, produces trade shows and conferences, and provides marketing and business

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development products and services, including direct mail lists, research and custom publishing. Founded in 1892, Penton Media serves the design/engineering; electronics; Internet; food/retail/hospitality; government/compliance; leisure; management; manufacturing; mechanical systems/construction; and supply chain/aviation markets. Penton generated revenues of $233.1 million in 1998.
     A registration statement relating to the above-noted securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Statements in this document that are not historical in nature are forward-looking statements. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Such factors are detailed in reports filed with the Securities and Exchange Commission.

                               PENTON MEDIA, INC.
                        CONSOLIDATED STATEMENT OF INCOME
               (All Amounts in thousands except per share amounts)


                                               Three Months Ended
                                                   March 31,
                                               1999          1998
                                             --------      --------
REVENUES                                      $58,296       $52,485
                                             --------      --------
OPERATING EXPENSES:
     Editorial, production and circulation     27,141        23,322

     Selling, general and administrative       26,230        22,471
     Depreciation and amortization              7,233         2,027
                                             --------      --------
                                               60,604        47,820
                                             --------      --------
OPERATING INCOME (LOSS)                        (2,308)        4,665
                                             --------      --------
NON-OPERATING INCOME (EXPENSE)
     Interest expense                          (6,384)         (662)
     Miscellaneous, net                            36             3
                                             --------      --------
                                               (6,348)         (659)
                                             --------      --------
INCOME (LOSS) BEFORE INCOME TAXES              (8,656)        4,006

Provision (benefit) for Income Taxes           (5,820)        1,666
                                             --------      --------
NET INCOME (LOSS)                            $ (2,836)      $ 2,340
                                             ========      ========
EBITDA                                       $  4,925       $ 6,692
                                             ========      ========
NET INCOME (LOSS) PER SHARE BASIC AND DILUTED  ($0.12)        $0.11
                                             ========      ========
AVERAGE NUMBER OF SHARES
   OUTSTANDING (in thousands)                  22,782        21,240
                                             ========      ========
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                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                    REVENUE AND EBITDA - BY BUSINESS SEGMENT
                           (All Amounts in thousands)

                                                  (Unaudited)
                                              Three Months Ended
                                                   March 31,
                                             ----------------------
                                               1999          1998
                                             ----------------------
Gross Revenues

       Media Services

           Publishing & other                $ 45,273      $ 43,127

           Trade shows & conferences            7,245         3,503
                                             ----------------------
          Subtotal - Media Services            52,518        46,630

       Printing                                 9,101         9,694

       Direct Mail                              2,920         2,866

       Intersegment elimination                (6,243)       (6,705)
                                             ----------------------
Total Net Revenues                           $ 58,296      $ 52,485
                                             ======================
EBITDA

       Media Services

           Publishing & other                 $ 8,920       $ 9,689

           Trade shows & conferences             (446)          200
                                             ----------------------
          Subtotal - Media Services             8,474         9,889

       Printing                                   915         1,027

       Direct Mail                                 49           (80)


       Corporate (previously in Media Services)(4,513)       (4,144)
                                             ----------------------
Total EBITDA                                  $ 4,925       $ 6,692
                                             ======================